UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENTRUST, INC.

(Name of Registrant as Specified in its Charter)

DOUGLAS SCHLOSS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was provided to the members of the Board of Entrust, Inc. (“Entrust”) and certain other interested parties on July 21, 2009 by Douglas Schloss (“Mr. Schloss”).

MARCUS SCHLOSS & CO., INC.

220 Fifth Avenue
New York, NY 10001

Board of Directors

Entrust, Inc.
5400 LBJ Freeway

Suite 1340
Dallas, Texas 75240

Attention:

Michael McGrath

Chairman

Gentlemen:

I am writing to advise you that I have determined to vote against the amended merger agreement between Entrust and an affiliate of Thoma Bravo. As I mentioned at the board meeting, I abstained because I did not believe that I was given a sufficient amount of time to appropriately exercise my duty of care in becoming informed about the revised terms of the merger agreement.

Having had an opportunity to further consider the revised terms, I have come to the following conclusions:

•

I continue to believe that selling Entrust at this time does not maximize value for the shareholders.

•

If Entrust is to be sold, I believe that the $2.00 per share purchase price is inadequate. In increasing the purchase price by 15 cents per share, all the prospective purchaser has done is offer to give the shareholders $9 million of the cash that their Company has earned this year.

•

The 15 cents per share purchase price increase amounts to an 8.1% increase from the original agreement on April 12, 2009. Since that date, the NASDAQ, on which Entrust’s shares are listed, has increased from 1641 to 1909, a 16.3% gain.

•

In order to agree to offer the 15 cents per share increase, the prospective purchaser demanded that the Board of Directors agree that the Company pay it an additional $1,000,000 if the merger agreement does not receive the required vote and is rejected by the Entrust shareholders. I believe this provision to be extraordinarily coercive, and therefore believe that its validity would not be sustained in a court of law.

Though I do not believe that now is the time to sell the Company, I understand that a number of shareholders are interested in a liquidation event in connection with their Entrust investment. Accordingly, in an attempt to be constructive, I hereby propose a transaction that I am prepared to support:

•

The structure of the proposed merger needs to be modified to become a merger in which 10% of the equity of the surviving corporation (“New Entrust”) is reserved for issuance to existing Entrust shareholders in exchange for their Entrust shares valued at the cash per share merger price.

•

Appropriate charter provisions and undertakings would have to be entered in to by the purchaser to protect the interests of the minority who elect to receive shares of New Entrust in the merger.

•

New Entrust will not have to list on NASDAQ, and if there are less than 300 shareholders after the exchange New Entrust will not have to register with the SEC.

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The price paid for the remaining Entrust shares purchased for cash in the merger needs to be increased to at least $2.25 per share.

I would support a revised merger agreement that incorporates these principles and which my representatives have an opportunity to review prior to its execution. The members of my family and I would be prepared to exchange in the merger all of our 594,500 Entrust shares we own for such an ongoing interest in New Entrust, as long as all other Entrust shareholders are provided with the same opportunity.

As you know, I was quite upset about the language in the press release announcing the amendment to the merger agreement. Though we had discussed my concerns at length on the board call, the Company’s release was still issued with language contrary to what had been discussed on such board call. (The reason I was ultimately given was that the prospective purchaser demanded the misleading language that was used.) I believe that most of you will understand why I no longer believe that I can rely on the Company to fairly present my views to the Entrust shareholders. Accordingly, I will be releasing this letter publicly.

Sincerely,

/s/ Douglas Schloss

Douglas Schloss

IMPORTANT INFORMATION

Mr. Schloss does not currently intend to solicit proxies from Entrust shareholder, or file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with his opposition to the approval of the Agreement and Plan of Merger, dated as of April 12, 2009, as amended July 9, 2009, by and among Entrust and two affiliates Thoma Bravo, LLC (HAC Holdings, Inc. and HAC Acquisition Corporation) (the “Merger Agreement”) by Entrust shareholders at a special meeting of shareholders to be held on July 28, 2009 (the “Special Meeting”). MR. SCHLOSS URGES ALL ENTRUST SHAREHOLDERS TO READ ALL INFORMATION, INCLUDING THE DEFINITIVE PROXY STATEMENT FILED BY ENTRUST, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Entrust’s definitive proxy statement, along with any other relevant documents, are available for free on the SEC’s website at http://www.sec.gov. Detailed information about Mr. Schloss is set forth in the proxy statement filed by Entrust with the SEC on March 20, 2009.